Exhibit 10.1

MAYVILLE ENGINEERING COMPANY, INC.

LONG-TERM INCENTIVE PLAN

As Amended and Restated Effective May 13, 2019

i

RECITALS

WHEREAS, the Company has maintained the Plan as a means to incentivize eligible management participants to create and maximize the value of the Company and its affiliates; and

WHEREAS, since 1985, the trust created under the ESOP has owned part or all of the Company’s issued and outstanding common stock; and

WHEREAS, the Company intends to issue common stock to the investing public in an IPO, following which the Company’s common stock will be publicly-traded; and

WHEREAS, following the IPO, the Company intends to provide incentive opportunities to eligible management participants through the Incentive Compensation Plan; and

WHEREAS, in connection with the IPO, it is desirable to amend and restate, and to provide for the termination of, the Plan;

NOW, THEREFORE, RESOLVED, that in light of, and contingent upon the completion of, the IPO, the Plan is amended and restated to read as follows:

ARTICLE 1

DEFINITIONS

When the following words or phrases are used herein, they shall have the meanings set forth below unless otherwise specifically provided:

1.1 Affiliate. A business organization that is under common control with the Company, as determined under Sections 414(b) and (c) of the Code.

1.2 Award Agreement. The individual agreement for a Participant for a particular Performance Period.

1.3 Code. The Internal Revenue Code of 1986, as from time to time amended.

1.4 Company. Mayville Engineering Company, Inc., and any successor or successors thereto.

1.5 Company Value. Company Value means:

(a) With respect to any determination other than the ending value under the Truncated Awards, the aggregate value of the Company as determined for the periodic valuation, conducted in accordance with Code Section 401(a)(28), of a share of Company stock as determined by an independent appraiser under the ESOP as of the last day of the calendar year coincident with or immediately preceding the first or last day of a Performance Period; and

(b) With respect to the ending value under the Truncated Awards, the aggregate value of the Company determined by multiplying the number of shares of Company stock outstanding immediately following the IPO multiplied by the price at which Company stock is sold in the IPO.

1.6 Compensation Committee. The Compensation Committee of the Board of Directors of the Company. Following the IPO, the Compensation Committee will satisfy the independent director requirements under applicable law.

1.7 Employer. The Company and each Affiliate of the Company with at least one employee who is a Participant.

1.8 ESOP. The Mayville Engineering Company, Inc. Employee Stock Ownership Plan, as from time to time amended and in effect.

1.9 Incentive Compensation Plan. The Mayville Engineering Company, Inc. Omnibus Incentive Compensation Plan as from time to time amended and in effect.

1.10 IPO. The Company’s sale of common stock to the investing public through one or more underwriters and the consequent listing of the Company’s common stock on the New York Stock Exchange.

1.11 Participant. The Chief Executive Officer of the Company and each other employee of an Employer who has been designated by the Plan Administrator as being eligible to participate in the Plan.

1.12 Performance Period. The period of three (3) calendar years [prior to January 1, 2013, two (2) calendar years] specified in the Award Agreement. The final awards issued under the Plan were issued in January, 2018 with respect to a Performance Period that began on January 1, 2018 and that, as originally granted, was scheduled to expire on December 31, 2020.

1.13 Plan or LTIP. The Mayville Engineering Company, Inc. Long-Term Incentive Plan, as set forth herein, and as amended from time to time.

1.14 Plan Administrator. With respect to periods prior to the IPO, the Compensation Committee, except as otherwise provided in Section 3.3, and with respect to periods on or after the IPO, the Compensation Committee.

1.15 Truncated Awards. The awards previously granted under the Plan that are outstanding as of the date of the IPO and for which the Performance Period associated with the Award is not complete as of the date of the IPO, i.e., the awards granted in January, 2017 for the Performance Period that began on January 1, 2017 and that was originally scheduled to end on December 31, 2019, and the awards granted in January, 2018 for the Performance Period that began on January 1, 2018 and that was originally scheduled to end on December 31, 2020.

ARTICLE 2

ADMINISTRATION

2.1 Powers and Duties. Full power and authority to construe, interpret, and administer this Plan is vested in the Plan Administrator. In particular, the Plan Administrator shall make each determination provided for in this Plan and may adopt such rules, regulations, and procedures, as it deems necessary or desirable to the efficient administration of the Plan. The Plan Administrator’s determinations need not be uniform, and may be made by it selectively among persons who may be eligible to participate in the Plan. The Plan Administrator shall have sole and exclusive discretion in the exercise of its powers and duties hereunder, and all determinations made by the Plan Administrator shall be final, conclusive, and binding unless they are found by a court of competent jurisdiction to have been arbitrary and capricious.

2.2 Delegation. Subject to Sections 3.3 and 4.1(b), the Plan Administrator may delegate part or all of its duties to any person(s) who is an employee of the Company or an Affiliate, and may from time to time revoke such authority and delegate it to another such person or persons. Any delegate’s duty will terminate upon revocation of such authority by the Plan Administrator, upon withdrawal of such person’s acceptance or upon the termination of such person’s employment with the Company or an Affiliate. Any person to whom administrative duties are delegated may, unless the delegation provides otherwise, similarly delegate part or all of such duties to another person.

ARTICLE 3

LTIP AWARDS

3.1 Nature of LTIP Awards. An LTIP award is an interest in a long-term cash incentive award with respect to a Performance Period. Actual payments are totally discretionary as described herein, and no Participant has any contractual right to a future payment at any time.

3.2 Conditions for an LTIP Payment. Subject to Section 4.1(b) with respect to the Truncated Awards, the minimum qualifying conditions for a payment with respect to an award covering any Performance Period are satisfaction of each of the following:

(a) Unless otherwise waived or modified by the Plan Administrator, the Company Value at the end of the Performance Period has increased a minimum of 12% (or such other amount specified by the Plan Administrator) from the Company Value immediately prior to the beginning of the Performance Period.

(b) The Participant must either (i) be employed with the Company or an Affiliate on the date of the applicable cash payment hereunder after the end of the Performance Period or (ii) have retired after attaining age 65, died while actively employed or terminated employment on account of disability during the period from the beginning of the Performance Period to the payment date for benefits hereunder. For this purpose, “disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Plan Administrator.

3.3 Amount of LTIP Payment. (a) Satisfaction of the qualifying condition under Section 3.2 does not entitle a Participant to a payment under the Plan. Payments remain subject to the Plan Administrator’s exercise of discretion under this Section 3.3. Subject to Section 4.1(b) with respect to the Truncated Awards, at the end of the applicable Performance Period, the Plan Administrator shall review the performance of each Participant who has satisfied the applicable conditions for an LTIP payment. The actual benefit shall be the discretionary amount selected by the Plan Administrator from a minimum of zero to a maximum of the amount specified in subsection (b) below and shall be based on such factors as the Plan Administrator deems appropriate for such Participant. For purposes of this Section 3.3, the Plan Administrator shall be the Compensation Committee with respect to the Chief Executive Officer of the Company as the Participant, but the Chief Executive Officer of the Company will be the Plan Administrator with respect to all other Participants; provided that with respect to the Truncated Awards, the Compensation Committee will be the Plan Administrator with respect to all Participants.

(b) For a qualifying Participant who is employed throughout the Performance Period, the amount of the maximum benefit shall be the percentage designated in the Participant’s Award Agreement of the increase in the Company Value from the beginning of the Performance Period. For a qualifying Participant who is not employed throughout the Performance Period due to retirement, death or disability as provided in Section 3.2(b), the maximum benefit shall be a fraction of the maximum benefit in the preceding sentence, the numerator of which shall be the number of days from the beginning of the Performance Period through the date of termination of employment with the Employer and the denominator shall be the number of days in the Performance Period.

(c) The date of payment shall be the date determined by the Plan Administrator which is as soon as practical after the amount has been determined hereunder (and in no event later than the date required for the payment to qualify as a short-term deferral exempt from Code Section 409A). All benefits shall be paid in cash, subject to applicable withholding requirements.

ARTICLE 4

AMENDMENT AND TERMINATION

4.1 Amendment or Termination. (a) In General. The Compensation Committee may amend or terminate this Plan at any time and for any reason, including the right to terminate any entitlement to a benefit that has not been paid with respect to an existing or completed Performance Period.

(b) Termination of Plan Upon Consummation of IPO. The Plan will be terminated upon consummation of the IPO, and no additional awards shall be granted under the Plan. Notwithstanding anything in the Plan to the contrary, the following rules shall apply with respect to the Truncated Awards:

(i) The date on which the IPO is consummated will be deemed to be the last day of the Performance Period applicable to the Truncated Awards.

(ii) The minimum qualifying conditions under Section 3.2 will apply, taking into account the provisions of subsection (b)(i) above that the date of the IPO will be deemed to be the last day of the Performance Period.

(iii) All determinations under Section 3.3 will be made by the Compensation Committee. The Compensation Committee will evaluate the performance of each Participant who has satisfied the applicable conditions for an LTIP payment (taking into account the modifications provided in this subsection). The actual benefit shall be the amount selected by the Compensation Committee (or calculated from a benefit formula approved by the Compensation Committee) from a minimum of zero to the maximum amount specified in Section 3.3(b).

ARTICLE 5

GENERAL PROVISIONS

5.1 Status of Participants. Each Participant shall be a general unsecured creditor of his or her Employer with respect to amounts payable hereunder, this Plan constituting a mere promise by the Employer to make benefit payments in the future if the conditions herein are satisfied and the discretion herein is exercised in favor of a benefit payment. A Participant’s right to receive payments under the Plan are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, or garnishment by the creditors of the Participant.

5.2 No Guaranty of Employment. The establishment of this Plan shall not give a Participant any legal or equitable right to be continued in the employ of an Employer, nor shall it interfere with an Employer’s right to terminate the employment of any of its employees, with or without cause.

5.3 Delegation of Authority. Whenever, under the terms of this Plan, an Employer is permitted or required to do or perform any act, it shall be done or performed by the Board of Directors of the Employer, by any duly authorized committee thereof, or by any officer of the Employer duly authorized by the articles of incorporation, bylaws, or Board of Directors of the Employer.

5.4 Legal Actions. No Participant or other person having or claiming to have an interest in this Plan shall be a necessary party to any action or proceeding involving the Plan, and no such person shall be entitled to any notice or process, except to the extent required by applicable law. Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest in this Plan.

5.5 Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Wisconsin.

5.6 Rules of Construction. Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Plan are inserted for convenience of reference, are not a part of this Plan, and are not to be considered in the construction hereof. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or section.

5.7 Expenses of Administration. All expenses and costs incurred in connection with the administration or operation of the Plan shall be paid by the Employer.

5.8 Indemnification. Each Employer shall, to the extent permitted by its articles of incorporation and bylaws, by the laws of the state in which it is incorporated, indemnify any employee or director of an Employer or an Affiliate providing services to the Plan against any and all liabilities arising by reason of any act or omission, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

5.9 Facility of Payment. An Employer may make payments due to a legally incompetent person in such of the following ways as the Plan Administrator shall determine:

(a) directly to such person;

(b) to the legal representative of such person; or

(c) to a near relative of such person to be used for the person’s benefit.

Any payment made in accordance with the provisions of this section shall be a complete discharge of the Employer’s liability for the making of such payment.